EXHIBIT 99.1


Press Release

Piscataway, New Jersey, July26, 2002:  FOR IMMEDIATE RELEASE:

Rob Menaker, CEO of Third Millennium Telecommunications, Inc., (OTCBB; TMTM) announced today that Globalstar USA, Inc. has terminated the Authorized Sales Agent Agreement between Globalstar and third Millennium. Globalstar confirmed that although the agreement was terminated, Third Millennium was entitled to receive all previously earned but unpaid commissions specified in the agreement. Sales of Globalstar's products and services constituted about 10 percent of Third Millennium's total revenues during the fiscal year ended March 31, 2002.

As previously announced, Worldcom Wireless's termination of the contractual arrangement between it and Third Millennium created a severe cash flow, revenue and earnings reduction, which will be exacerbated by the termination of the Globalstar agreement. And, Worldcom's recent Chapter 11 filing places collection of amounts owed or potentially owed by Worldcom to Third Millennium in jeopardy.

Currently, Third Millennium is delinquent in its periodic filings with the Securities and Exchange Commission and faces delisting from the Over-the-Counter-Bulletin Board. Third Millennium's delinquent in its bill with its accounting firm and cannot predict when the filings will be made.